Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	October 22, 2007
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
THIRD QUARTER EARNINGS
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $9.9 million for the period ended September 30, 2007, a decrease of $5.0 million, or 33%, compared to the $14.9 million recorded in the third quarter of 2006 and a decrease of $5.5 million, or 36%, compared to the $15.4 million recorded in the second quarter of 2007. On a per share basis, net income for the third quarter of 2007 totaled $0.40 per diluted common share, a decrease of $0.16 per diluted common share, or 29%, when compared to the third quarter of 2006 and a decrease of $0.22 per diluted common share, or 35%, when compared to the second quarter of 2007. Net income for the nine months ended September 30, 2007 was $40.0 million, or $1.59 per diluted common share compared to $51.5 million, or $2.00 per diluted common share, in the first nine months of 2006. Highlights of the third quarter of 2007 results were:
     Net interest margin and other items:
—	Core net interest margin of 3.43% reached the highest reported level since the third quarter of 2003.

—	Net interest margin of 3.14% was at its highest reported level since the third quarter of 2005.

—	Total non-interest expense (excluding FDIC insurance), down $932,000 (pre-tax), or 2%, compared to the second quarter of 2007.

—	Period end loans (excluding a $41 million decrease in mortgage warehouse lending outstandings) increased $128 million, or 8% on an annualized basis, from June 30, 2007.

—	Provision for credit losses increased $1.9 million compared to the second quarter of 2007.

—	Non-performing loans (excluding premium finance receivables) increased $8.0 million from June 30, 2007.

—	BOLI death benefit received (non-taxable) totaling $1.4 million (increased diluted earnings per share by $0.06).
     Mortgage banking related items:
—	Accrued $6.7 million (pre-tax) to reflect estimated losses relating to recourse obligations on residential mortgage loans sold to investors and losses on certain residential loans held for sale (reduced diluted earnings per share by $0.17).

—	Fair market value adjustment on mortgage servicing rights and mortgage banking derivatives decreased pre-tax earnings by $2.1 million (reduced diluted earnings per share by $0.05).

—	Mortgage banking revenue attributable to origination activities decreased by $1.1 million (pre-tax) from the second quarter of 2007 (reduced diluted earnings per share by $0.03).
          “The third quarter results were very disappointing in that they reflect the effects of an extreme mortgage banking environment,” commented Edward J. Wehmer, President and Chief Executive Officer. “Default concerns have pressured investors to attempt to push-back residential mortgage loans to the originators. An evaluation of our loss exposure caused us to reserve $6.7 million for estimated mortgage banking losses. These losses were isolated to our wholesale origination channel which substantially modified its product offerings in the second quarter of 2007 in an effort to reduce this risk. At this time, we do not expect additional losses to materialize on other loans of this nature. The overall mortgage banking market in the third quarter also negatively impacted recurring mortgage banking revenues as originations of new loans continued to decline. Mortgage banking revenue decreased $9.9 million from the second quarter of 2007, which affected our third quarter diluted earnings per share by $0.25. Additionally, we anticipate recording approximately $5 million (pre-tax) of one-time gains in the fourth quarter of 2007 related to the proceeds received in October, 2007 from a transaction involving our investment in an unaffiliated bank holding company and the proceeds from the closing of our existing contract to sell property held by the Company, which we expect to occur during the fourth quarter.”
          Mr. Wehmer also noted, “Our credit quality ratios are tracking as we expected. While our non-performing loans, charge-offs and credit loss provision all increased in the third quarter, we still believe that each of these are at levels within our underwriting standards. Spreads on new credits continue to improve and are slowly returning to acceptable levels. In the long-run, our commitment to Wintrust’s core credit underwriting standards should yield better than average credit quality statistics.”
          Mr. Wehmer added, “Our core net interest margin continues to improve, even in the face of a very challenging interest rate environment. Diligent deposit pricing efforts and a gradual shift away from dependence upon retail certificates of deposits has helped control the cost of deposits. Loan growth, while not at historically high levels, did show signs of picking up in the third quarter. Our continued focus on improving earnings and building long-term franchise value will remain primary tenets.”
          The comparative year-to-date results were also impacted by certain activities in 2006. The major items were:
—	Trading income, primarily related to interest rate swaps, was $8.8 million (pre-tax) in the first nine months of 2006. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. (diluted earnings per share impact of $0.21).

—	Gain on sales of premium finance receivables was $2.7 million (pre-tax) in the first nine months of 2006 and only $444,000 (pre-tax) in the first nine months of 2007 (diluted earnings per share impact of $0.06).

—	Fees from covered call options was $2.8 million (pre-tax) in the first nine months of 2006 and only $935,000 (pre-tax) in the first nine months of 2007 (diluted earnings per share impact of $0.04).

—	Gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006 was $2.4 million (pre-tax) (diluted earnings per share impact of $0.06).

          Total assets of $9.5 billion at September 30, 2007 remained essentially unchanged from September 30, 2006. Total deposits as of September 30, 2007 were $7.6 billion, a decrease of $132 million as compared to $7.7 billion at September 30, 2006. Total loans grew to $6.8 billion as of September 30, 2007, an increase of $478 million, or 8%, over the $6.3 billion balance as of a year ago. Shareholders’ equity decreased to $722.0 million, or a book value of $30.55 per share, at September 30, 2007, compared to $763.3 million, or a book value of $29.68, per share at September 30, 2006.
          Wintrust’s key operating measures and growth rates for the third quarter of 2007 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	September 30,	June 30,	September 30,	2nd Quarter		3rd Quarter
($ in thousands, except per share data)	2007	2007	2006	2007 (5)		2006
Net income	$9,919	$15,410	$14,859		(36)%		(33)%
Net income per common share – diluted	$0.40	$0.62	$0.56		(35)%		(29)%

Net revenue (1)	$77,724	$86,105	$83,891		(10)%		(7)%
Net interest income	$66,187	$65,255	$65,115		1%		2%

Net interest margin (4)	3.14%	3.13%	3.10%	1	bp	4	bp
Core net interest margin (2) (4)	3.43%	3.40%	3.33%	3	bp	10	bp
Net overhead ratio (3)	2.03%	1.68%	1.72%	35	bp	31	bp
Return on average assets	0.42%	0.66%	0.63%	(24	) bp	(21	) bp
Return on average equity	5.53%	8.52%	8.04%	(299	) bp	(251	) bp

At end of period
Total assets	$9,465,114	$9,348,460	$9,463,060		5%		—%
Total loans	$6,808,359	$6,720,960	$6,330,612		5%		8%
Total deposits	$7,578,064	$7,549,562	$7,709,585		1%		(2)%
Total equity	$721,973	$720,628	$763,298		1%		(5)%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
          Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting
Comparative Financial Results
Acquisitions
          On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which had five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at the date of acquisition. On November 13, 2006, Hinsbrook Bank’s locations in Willowbrook, Downers Grove and Darien became part of Hinsdale Bank & Trust Company, Hinsbrook Bank’s Glen Ellyn location became part of Wheaton Bank & Trust Company and Hinsbrook Bank’s Geneva location was renamed and became the charter for St. Charles Bank & Trust Company. The results of operations of HBI are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
          On July 18, 2007, the Company announced the signing of a definitive agreement to acquire Broadway Premium Funding Corporation (“Broadway”) from Sumitomo Corporation of America. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California. The transaction is subject to approval by various regulatory bodies and certain other customary closing conditions. The transaction is expected to close in the mid-fourth quarter of 2007.
Stock Offering/Regulatory Capital
          On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.
          In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
          In July 2006, the Company’s Board of Directors approved the repurchase of up to 2.0 million shares of its outstanding common stock over 18 months. The Company repurchased a total of approximately 1.8 million shares at an average price of $45.74 per share under the July 2006 share repurchase plan. In April 2007, the Company’s

Board of Directors authorized the repurchase of up to an additional 1.0 million shares of its outstanding common stock over the next 12 months. This repurchase authorization replaced the July 2006 share repurchase plan and the Company began to repurchase shares in July 2007 and repurchased 579,000 shares at an average price of $39.98 per share during the third quarter of 2007.
De Novo/Acquired Banking Locations Activity
          Over the past 12 months, Wintrust opened the following banking locations:
-	Hoffman Estates, Illinois (Barrington Bank & Trust Company) – opened second quarter 2007

-	Hartland, Wisconsin (Town Bank) – opened second quarter 2007

-	Bloomingdale, Illinois (Advantage National Bank) – opened second quarter 2007

-	Island Lake, Illinois (Libertyville Bank & Trust Company) – opened second quarter of 2007

-	North Chicago, Illinois (Lake Forest Bank & Trust Company) – opened first quarter of 2007

-	St. Charles, Illinois (St. Charles Bank & Trust Company) – opened fourth quarter of 2006
     Financial Performance Overview
          For the third quarter of 2007, net interest income totaled $66.2 million, increasing $1.1 million, or 2%, compared to the third quarter of 2006. Average earning assets grew $64 million over the third quarter of 2006, a 1% increase. Average loans increased by $624 million while liquidity management assets decreased by $555 million over the past 12 months. Total average earning assets decreased by $30 million in the third quarter of 2007 compared to the second quarter of 2007. Higher yielding total average loans increased $107 million while lower yielding liquidity management assets decreased $135 million during the past quarter. A shift in the mix of retail funding over the last 12 months was evidenced as a decrease in the average balance of certificates of deposits of $365 million was offset by a $298 million increase in the average balance of NOW, Money Market and wealth management deposits.
          The provision for credit losses totaled $4.4 million for the third quarter of 2007 compared to $1.9 million for the third quarter of 2006. The provision for credit losses in the third quarter of 2007 reflects the Company’s current trend in net charge-offs and credit quality levels.
          The net interest margin for the third quarter of 2007 was 3.14%, compared to 3.10% in the third quarter of 2006 and 3.13% in the second quarter of 2007. Core net interest margin, which excludes both the impact of the company’s trust preferred securities and the common stock repurchases on the net interest margin, improved to 3.43% in the third quarter of 2007, compared to 3.33% in the third quarter of 2006 and 3.40% in the second quarter of 2007. The increase in the core net interest margin is directly attributable to the higher loan-to-deposit ratio and the shift in deposits away from higher cost retail certificates of deposit. This increase reflects the continued efforts on retail deposit pricing discipline in all of the Company’s banking markets and the focus on shifting the deposit mix towards a more balanced structure that depends less on retail certificates of deposit. The yield on earning assets increased 23 basis points and the rate on interest-bearing deposits increased 16 basis points compared to the third quarter of 2006.
          The net interest margin for the first nine months of 2007 was 3.13% compared to 3.11% for the first nine months of 2006. The core net interest margin improved to 3.39% for the first nine months of 2007 compared to

3.33% for the first nine months of 2006. The improvement in the core net interest margin highlights the result of the actions taken in the first nine months of 2007 to improve the Company’s operating results. Net interest income for the first nine months of 2007 totaled $196.1 million, an increase of $12.6 million, or 7%, as compared to the $183.5 million recorded in the first nine months 2006.
          Non-interest income totaled $11.5 million in the third quarter of 2007, decreasing $7.2 million, or 39%, compared to the third quarter of 2006. The decrease was attributable to an $8.5 million decrease in mortgage banking revenue offset by a $1.4 million BOLI death benefit. The decrease in mortgage banking revenue was comprised of $5.5 million for estimated recourse obligations on residential mortgage loans sold to investors, a $1.2 million fair market value adjustment on residential mortgage loans held for sale, $450,000 for the change in the fair market value of MSRs and mortgage banking derivatives and $1.3 million due to lower mortgage banking revenues tied to lower origination volumes. On a year-to-date basis, non-interest income totaled $52.1 million in 2007, compared to $71.8 million in 2006. The decrease was attributable to $8.6 million less of trading income primarily recognized on interest rate swaps, $1.8 million less of fees from certain covered call option transactions, $2.3 million less from gain on sales of premium finance receivables and a $2.4 million gain on sale of the Wayne Hummer Growth Fund which was recorded in the first quarter of 2006. Including the mortgage banking valuation adjustments and the BOLI benefit recorded in the third quarter of 2007, these items together impacted non-interest income by $20.4 million between the comparable nine-month periods.
          Non-interest expense totaled $59.5 million in the third quarter of 2007, increasing $498,000, or 1%, compared to the third quarter of 2006. Salary and employee benefits expense decreased $327,000, while equipment costs increased $459,000, data processing costs increased $241,000, occupancy costs increased $137,000 and the increase in FDIC insurance premiums added $809,000 of additional expense. Total non-interest expense decreased $650,000 when compared to the second quarter of 2007. The decrease in variable based commissions paid to mortgage originators was the primary cause of this decrease.
          Non-performing assets totaled $48.7 million, or 0.51% of total assets, at September 30, 2007, compared to $37.4 million, or 0.39% of total assets, at December 31, 2006 and $35.8 million, or 0.38% of total assets, at September 30, 2006. Excluding the impact of non-performing premium finance receivables, total non-performing assets would have increased by $8.3 million since June 30, 2007 and $5.2 million since September 30, 2006. Non-performing assets at September 30, 2007, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable. Annualized net charge-offs as a percentage of average loans for the third quarter of 2007 were 17 basis points, up from eight basis points in the third quarter of 2006. Annualized net charge-offs as a percentage of average loans for the first nine months of 2007 were 12 basis points, up from nine basis points in the first nine months of 2006.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Selected Financial Condition Data (at end of period):
Total assets	$9,465,114	$9,463,060
Total loans	6,808,359	6,330,612
Total deposits	7,578,064	7,709,585
Long-term debt – trust preferred securities	249,704	249,870
Total shareholders’ equity	721,973	763,298

Selected Statements of Income Data:
Net interest income	$66,187	$65,115	$196,112	$183,521
Net revenue (1)	77,724	83,891	248,232	255,315
Income before taxes	13,872	23,017	60,201	80,794
Net income	9,919	14,859	40,010	51,483
Net income per common share – Basic	0.42	0.58	1.65	2.07
Net income per common share – Diluted	0.40	0.56	1.59	2.00

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.14%	3.10%	3.13%	3.11%
Core net interest margin (2) (6)	3.43	3.33	3.39	3.33
Non-interest income to average assets	0.49	0.80	0.74	1.10
Non-interest expense to average assets	2.52	2.52	2.55	2.58
Net overhead ratio (3)	2.03	1.72	1.81	1.49
Efficiency ratio (4) (6)	75.73	69.95	71.65	66.01
Return on average assets	0.42	0.63	0.57	0.79
Return on average equity	5.53	8.04	7.34	10.09

Average total assets	$9,382,060	$9,284,025	$9,405,996	$8,760,950
Average total shareholders’ equity	712,115	733,340	728,959	682,063
Average loans to average deposits ratio	91.3%	81.9%	88.9%	81.3%

Common Share Data at end of period:
Market price per common share	$42.69	$50.15
Book value per common share	$30.55	$29.68
Common shares outstanding	23,631,673	25,717,981

Other Data at end of period:
Allowance for credit losses (5)	$49,214	$45,724
Non-performing assets	$48,692	$35,842
Allowance for credit losses to total loans (5)	0.72%	0.72%
Non-performing assets to total assets	0.51%	0.38%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	10
Banking offices	78	72

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	September 30,	December 31,	September 30,
(In thousands)	2007	2006	2006

Assets
Cash and due from banks	$149,970	$169,071	$145,133
Federal funds sold and securities purchased under resale agreements	62,297	136,221	168,676
Interest bearing deposits with banks	9,740	19,259	16,218
Available-for-sale securities, at fair value	1,536,027	1,839,716	1,836,316
Trading account securities	1,350	2,324	1,353
Brokerage customer receivables	23,800	24,040	23,806
Mortgage loans held-for-sale	104,951	148,331	100,744
Loans, net of unearned income	6,808,359	6,496,480	6,330,612
Less: Allowance for loan losses	48,757	46,055	45,233

Net loans	6,759,602	6,450,425	6,285,379
Premises and equipment, net	336,755	311,041	299,386
Accrued interest receivable and other assets	192,938	180,889	293,646
Goodwill	268,983	268,936	269,646
Other intangible assets	18,701	21,599	22,757

Total assets	$9,465,114	$9,571,852	$9,463,060

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$658,214	$699,203	$649,478
Interest bearing	6,919,850	7,170,037	7,060,107

Total deposits	7,578,064	7,869,240	7,709,585

Notes payable	71,900	12,750	8,000
Federal Home Loan Bank advances	408,192	325,531	372,440
Other borrowings	271,106	162,072	133,132
Subordinated notes	75,000	75,000	75,000
Long-term debt — trust preferred securities	249,704	249,828	249,870
Accrued interest payable and other liabilities	89,175	104,085	151,735

Total liabilities	8,743,141	8,798,506	8,699,762

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	26,060	25,802	25,718
Surplus	532,407	519,233	513,453
Treasury stock	(107,742)	(16,343)	—
Common stock warrants	618	681	697
Retained earnings	293,913	261,734	246,724
Accumulated other comprehensive loss	(23,283)	(17,761)	(23,294)

Total shareholders’ equity	721,973	773,346	763,298

Total liabilities and shareholders’ equity	$9,465,114	$9,571,852	$9,463,060

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2007	2006	2007	2006

Interest income
Interest and fees on loans	$134,578	$121,789	$393,722	$327,859
Interest bearing deposits with banks	203	156	691	421
Federal funds sold and securities purchased under resale agreements	238	1,970	3,499	3,924
Securities	19,104	24,404	60,423	70,496
Trading account securities	27	17	45	40
Brokerage customer receivables	495	557	1,460	1,565

Total interest income	154,645	148,893	459,840	404,305

Interest expense
Interest on deposits	74,324	72,428	223,949	188,780
Interest on Federal Home Loan Bank advances	4,479	3,950	13,008	10,943
Interest on notes payable and other borrowings	3,721	979	9,011	4,319
Interest on subordinated notes	1,305	1,453	3,873	3,310
Interest on long-term debt — trust preferred securities	4,629	4,968	13,887	13,432

Total interest expense	88,458	83,778	263,728	220,784

Net interest income	66,187	65,115	196,112	183,521
Provision for credit losses	4,365	1,885	8,662	5,165

Net interest income after provision for credit losses	61,822	63,230	187,450	178,356

Non-interest income
Wealth management	7,631	7,062	23,021	24,730
Mortgage banking	(3,122)	5,368	9,095	16,339
Service charges on deposit accounts	2,139	1,863	6,098	5,307
Gain on sales of premium finance receivables	—	272	444	2,718
Administrative services	980	1,115	3,041	3,473
Gains (losses) on available-for-sale securities, net	(76)	(57)	163	(72)
Other	3,985	3,153	10,258	19,299

Total non-interest income	11,537	18,776	52,120	71,794

Non-interest expense
Salaries and employee benefits	34,256	34,583	105,233	101,412
Equipment	3,910	3,451	11,329	9,918
Occupancy, net	5,303	5,166	16,085	14,679
Data processing	2,645	2,404	7,699	6,288
Advertising and marketing	1,515	1,349	4,106	3,718
Professional fees	1,757	1,839	5,045	4,957
Amortization of other intangible assets	964	1,214	2,897	2,780
Other	9,137	8,983	26,975	25,604

Total non-interest expense	59,487	58,989	179,369	169,356

Income before taxes	13,872	23,017	60,201	80,794
Income tax expense	3,953	8,158	20,191	29,311

Net income	$9,919	$14,859	$40,010	$51,483

Net income per common share – Basic	$0.42	$0.58	$1.65	$2.07

Net income per common share – Diluted	$0.40	$0.56	$1.59	$2.00

Cash dividends declared per common share	$0.16	$0.14	$0.32	$0.28

Weighted average common shares outstanding	23,797	25,656	24,322	24,820
Dilutive potential common shares	795	941	806	926

Average common shares and dilutive common shares	24,592	26,597	25,128	25,746

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because trust preferred securities are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2007	2006	2007	2006

(A) Interest income (GAAP)	$154,645	$148,893	$459,840	$404,305
Taxable-equivalent adjustment:
– Loans	214	86	618	321
– Liquidity management assets	534	293	1,634	835
– Other earning assets	6	8	11	15

Interest income – FTE	$155,399	$149,280	$462,103	$405,476
(B) Interest expense (GAAP)	88,458	83,778	263,728	220,784

Net interest income – FTE	$66,941	$65,502	$198,375	$184,692

(C) Net interest income (GAAP) (A minus B)	$66,187	$65,115	$196,112	$183,521
Net interest income – FTE	$66,941	$65,502	$198,375	$184,692
Add: Net interest expense on long-term debt–
trust preferred securities and interest cost incurred for common stock repurchases (1)	6,047	4,817	16,954	13,049

Core net interest income – FTE (2)	$72,988	$70,319	$215,329	$197,741

(D) Net interest margin (GAAP)	3.11%	3.08%	3.09%	3.08%
Net interest margin – FTE	3.14%	3.10%	3.13%	3.11%
Core net interest margin — FTE (2)	3.43%	3.33%	3.39%	3.33%
(E) Efficiency ratio (GAAP)	76.46%	70.27%	72.31%	66.31%
Efficiency ratio – FTE	75.73%	69.95%	71.65%	66.01%

(1)	Interest expense from the long-term debt – trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Commercial and commercial real estate (3)	$4,219,320	$4,068,437	$3,935,102	5.0%	7.2%
Home equity	654,022	666,471	663,532	(2.5)	(1.4)
Residential real estate (3)	220,084	207,059	285,098	8.4	(22.8)
Premium finance receivables	1,289,920	1,165,846	1,056,149	14.2	22.1
Indirect consumer loans (2)	253,058	249,534	246,502	1.9	2.7
Tricom finance receivables	33,342	43,975	40,588	(32.3)	(17.9)
Other loans (4)	138,613	95,158	103,641	61.1	33.7

Total loans, net of unearned income	$6,808,359	$6,496,480	$6,330,612	6.4%	7.5%

Mix:
Commercial and commercial real estate	62.0%	62.6%	62.2%
Home equity	9.6	10.3	10.5
Residential real estate (3)	3.2	3.2	4.5
Premium finance receivables	18.9	17.9	16.7
Indirect consumer loans (2)	3.7	3.8	3.9
Tricom finance receivables	0.5	0.7	0.6
Other loans (4)	2.1	1.5	1.6

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $78.6 million of loans originally reported as residential real-estate loans were reclassified in the fourth quarter of 2006 and are now included in commercial real-estate.

(4)	Approximately $56.2 million of loans originally reported as commercial and commercial real estate ($53.6 million) and home equity ($2.6 million) were reclassified in the third quarter of 2007 and are now included in other.
DEPOSITS

				% Growth
				From	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Non-interest bearing	$658,214	$699,203	$649,478	(7.8)%	1.3%
NOW	1,005,002	844,875	806,356	25.3	24.6
Wealth Management deposits (2)	563,003	529,730	504,217	8.4	11.7
Money market	690,798	690,938	653,185	—	5.8
Savings	291,466	304,362	303,344	(5.7)	(3.9)
Time certificates of deposit	4,369,581	4,800,132	4,793,005	(12.0)	(8.8)

Total deposits	$7,578,064	$7,869,240	$7,709,585	(4.9)%	(1.7)%

Mix:
Non-interest bearing	8.7%	8.9%	8.4%
NOW	13.3	10.7	10.5
Wealth Management deposits (2)	7.4	6.7	6.5
Money market	9.1	8.8	8.5
Savings	3.8	3.9	3.9
Time certificates of deposit	57.7	61.0	62.2

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2007 compared to the third quarter of 2006 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2007			September 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,551,389	$20,079	5.13%	$2,106,501	$26,823	5.05%
Other earning assets (2) (3) (8)	23,882	527	8.76	29,114	582	8.00
Loans, net of unearned income (2) (4) (8)	6,879,856	134,793	7.77	6,255,398	121,875	7.73

Total earning assets (8)	$8,455,127	$155,399	7.29%	$8,391,013	$149,280	7.06%

Allowance for loan losses	(48,839)			(46,494)
Cash and due from banks	129,904			128,883
Other assets	845,868			810,623

Total assets	$9,382,060			$9,284,025

Interest-bearing deposits	$6,892,110	$74,324	4.28%	$6,973,194	$72,428	4.12%
Federal Home Loan Bank advances	403,590	4,479	4.40	377,399	3,950	4.15
Notes payable and other borrowings	330,184	3,721	4.47	136,813	979	2.84
Subordinated notes	75,000	1,305	6.81	80,304	1,453	7.08
Long-term debt – trust preferred securities	249,719	4,629	7.25	238,111	4,968	8.16

Total interest-bearing liabilities	$7,950,603	$88,458	4.41%	$7,805,821	$83,778	4.25%

Non-interest bearing deposits	643,338			663,647
Other liabilities	76,004			81,217
Equity	712,115			733,340

Total liabilities and shareholders’ equity	$9,382,060			$9,284,025

Interest rate spread (5) (8)			2.88%			2.81%
Net free funds/contribution (6)	$504,524		0.26	$585,192		0.29

Net interest income/Net interest margin (8)		$66,941	3.14%		$65,502	3.10%

Core net interest margin (7) (8)			3.43%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2007 and 2006 were $754,000 and $387,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2007 totaled $66.9 million, an increase of $1.4 million, or 2%, as compared to the $65.5 million recorded in the same quarter of 2006. Average loans in the third quarter of 2007 increased $624 million, or 10%, over the third quarter of 2006.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2007, the net interest margin was 3.14%, an increase of four basis points when compared to the third quarter of 2006. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt - Trust Preferred Securities and the interest expense related to the common stock repurchases, was 3.43% for the third quarter of 2007 and 3.33% for the third quarter of 2006. The ten basis point improvement in the core net interest margin reflects the growth in higher yielding loan balances, the runoff of the lower yielding liquidity management assets and the pricing and renewal discipline on retail certificates of deposit.
The net interest margin increased four basis points in the third quarter of 2007 compared to the third quarter of 2006 as the yield on earning assets increased by 23 basis points, the rate paid on interest-bearing liabilities increased by 16 basis points and the contribution from net free funds decreased by three basis points. The earning asset yield improvement in the third quarter of 2007 compared to the third quarter of 2006 was attributable to a four basis point increase in the yield on loans and an eight basis point increase in the yield on liquidity management assets. The interest-bearing liability rate increase of 16 basis points was due to higher costs of retail deposits as rates rose in the fourth quarter of 2006 and the first quarter of 2007, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition.
The yield on total earning assets for the third quarter of 2007 was 7.29% as compared to 7.06% in the third quarter of 2006. The third quarter 2007 yield on loans was 7.77%, a four basis point increase when compared to the prior year third quarter yield of 7.73%. The average loan-to-average deposit ratio increased to 91.3% in the third quarter of 2007 from 81.9% in the third quarter of 2006. The increase in this ratio in the third quarter of 2007 compared to the third quarter of 2006 is primarily a result of the Company suspending the sale of premium finance receivables to an unaffiliated bank after the second quarter of 2006 and, accordingly, retaining these assets on the balance sheet.
The rate paid on interest-bearing liabilities increased to 4.41% in the third quarter of 2007 as compared to 4.25% in the third quarter of 2006. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, decreased to 5.27% in the third quarter of 2007 compared to 5.37% in the third quarter of 2006. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The cost of interest-bearing deposits increased in the third quarter of 2007 to 4.28% compared to 4.12% in the third quarter of 2006. The focus in 2007 on retail deposit pricing and changing the mix of deposits has helped offset the competitive pricing of retail certificates of deposit in the past 12 months. The Company has successfully shifted $365 million from certificates of deposit into lower cost, more variable rate NOW, money market and wealth management deposits.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the third quarter of 2007 compared to the second quarter of 2007 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	September 30, 2007			June 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,551,389	$20,079	5.13%	$1,686,596	$21,699	5.16%
Other earning assets (2) (3) (8)	23,882	527	8.76	25,791	521	8.10
Loans, net of unearned income (2) (4) (8)	6,879,856	134,793	7.77	6,772,512	131,552	7.79

Total earning assets (8)	$8,455,127	$155,399	7.29%	$8,484,899	$153,772	7.27%

Allowance for loan losses	(48,839)			(47,982)
Cash and due from banks	129,904			132,216
Other assets	845,868			826,399

Total assets	$9,382,060			$9,395,532

Interest-bearing deposits	$6,892,110	$74,324	4.28%	$6,896,118	$73,735	4.29%
Federal Home Loan Bank advances	403,590	4,479	4.40	400,918	4,400	4.40
Notes payable and other borrowings	330,184	3,721	4.47	322,811	3,562	4.42
Subordinated notes	75,000	1,305	6.81	75,000	1,273	6.72
Long-term debt – trust preferred securities	249,719	4,629	7.25	249,760	4,663	7.39

Total interest-bearing liabilities	$7,950,603	$88,458	4.41%	$7,944,607	$87,633	4.42%

Non-interest bearing deposits	643,338			646,278
Other liabilities	76,004			79,182
Equity	712,115			725,465

Total liabilities and shareholders’ equity	$9,382,060			$9,395,532

Interest rate spread (5) (8)			2.88%			2.85%
Net free funds/contribution (6)	$504,524		0.26	$540,292		0.28

Net interest income/Net interest margin (8)		$66,941	3.14%		$66,139	3.13%

Core net interest margin (7) (8)			3.43%			3.40%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended September 30, 2007 was $754,000 and for the three months ended June 30, 2007 was $884,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the quarter ended September 30, 2007 totaled $66.9 million, an increase of $802,000, or 1%, as compared to the $66.1 million recorded in the second quarter of 2007. Average loans in the third quarter of 2007 increased $107 million, or 6% on an annualized basis, over the second quarter of 2007. Average liquidity management assets decreased $135 million during the same time period.

For the third quarter of 2007, the net interest margin was 3.14%, up one basis point from the second quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to the repurchase of treasury stock, was 3.43% for the third quarter of 2007 compared to 3.40% for the second quarter of 2007. The three basis point improvement in the core net interest margin reflects the growth in higher yielding loan balances, the runoff of the lower yielding liquidity management assets and the pricing and renewal discipline on retail certificates of deposit.
The net interest margin increase of one basis point in the third quarter of 2007 compared to the second quarter of 2007 occurred as the yield on earning assets increased by two basis points, the rate paid on interest-bearing liabilities decreased by one basis point and the contribution from net free funds decreased by two basis points. The lower contribution from net free funds is attributable to the lower levels of shareholders’ equity as a result of the common stock repurchase programs. The earning asset yield improvement in the third quarter of 2007 compared to the second quarter of 2006 was primarily attributable to a continued shift in the mix of earning assets towards higher yielding loans and away from lower yielding shorter-term liquidity management assets in the third quarter of 2007. The interest-bearing liability rate decrease of one basis point was due to lower costs of retail deposits as higher rate longer-term certificates of deposit mature and shift into non-maturity interest-bearing deposits. The managed run-off of customer accounts with only retail certificates of deposit has decreased the balance of shorter-term liquidity management assets in order to fund loan growth.
The yield on total earning assets for the third quarter of 2007 was 7.29% as compared to 7.27% in the second quarter of 2007. The third quarter 2007 yield on loans was 7.77%, a two basis point decrease when compared to the second quarter yield of 7.79%. The average loan-to-average deposit ratio increased to 91.3% in the third quarter of 2007 from 89.8% in the second quarter of 2007. The increase in this ratio in the third quarter of 2007 continues to reflect the Company’s decision to suspend the sale of premium finance receivables to an unaffiliated bank, and accordingly, retain these assets on its balance sheet. The pricing and renewal discipline the Company has put in place on maturing fixed rate retail certificates of deposit has also contributed to an increase in the average loan-to-deposit ratio.
The rate paid on interest-bearing deposits decreased to 4.28% in the third quarter of 2007 as compared to 4.29% in the second quarter of 2007. This represents the second consecutive quarter of decreasing costs of interest-bearing deposits. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, was 5.27% in the third quarter of 2007 and 5.29% in the second quarter of 2007.
The cost of retail deposits decreased in the third quarter of 2007 compared to the first and second quarters of 2007. Competitive pricing pressures remain in all markets while wholesale funding costs remained relatively stable. In the third quarter of 2007, when compared to the second quarter of 2007, the rate on non-maturity interest-bearing deposits (savings, NOW and MMA) increased three basis points while the rate on retail certificates of deposit decreased three basis points. Higher rates are being offered on NOW and money market products to retain maturing certificates of deposit that are part of multiple product banking relationships.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006:

	Nine Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,715,848	$66,247	5.16%	$2,084,962	$75,676	4.85%
Other earning assets (2) (3) (8)	25,006	1,516	8.11	31,068	1,620	6.95
Loans, net of unearned income (2) (4) (8)	6,754,972	394,340	7.81	5,838,068	328,180	7.52

Total earning assets (8)	$8,495,826	$462,103	7.27%	$7,954,098	$405,476	6.82%

Allowance for loan losses	(48,090)			(43,760)
Cash and due from banks	131,185			126,531
Other assets	827,075			724,081

Total assets	$9,405,996			$8,760,950

Interest-bearing deposits	$6,955,768	$223,949	4.30%	$6,556,642	$188,780	3.85%
Federal Home Loan Bank advances	396,869	13,008	4.38	368,224	10,943	3.97
Notes payable and other borrowings	279,637	9,011	4.31	150,040	4,319	3.85
Subordinated notes	75,000	3,873	6.81	63,960	3,310	6.82
Long-term debt – trust preferred securities	249,760	13,887	7.33	233,005	13,432	7.60

Total interest-bearing liabilities	$7,957,034	$263,728	4.43%	$7,371,871	$220,784	4.00%

Non-interest bearing deposits	644,576			628,270
Other liabilities	75,427			78,746
Equity	728,959			682,063
Total liabilities and shareholders’ equity	$9,405,996			$8,760,950

Interest rate spread (5) (8)			2.84%			2.82%
Net free funds/contribution (6)	$538,792		0.29	$582,227		0.29

Net interest income/Net interest margin (8)		$198,375	3.13%		$184,692	3.11%

Core net interest margin (7) (8)			3.39%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine months ended September 30, 2007 and 2006 were $2.3 million and $1.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the nine months ended September 30, 2007 totaled $198.4 million, an increase of $13.7 million, or 7%, as compared to the $184.7 million recorded in the same period of 2006. The year-to-date net interest margin of 3.13% increased two basis points from the prior year. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to common stock repurchases, was 3.39% for the first nine months of 2007 compared to 3.33% for the first nine months of 2006.

NON-INTEREST INCOME
For the third quarter of 2007, non-interest income totaled $11.5 million and decreased $7.2 million compared to the third quarter of 2006. The decrease was primarily attributable to lower levels of mortgage banking revenue partially offset by the receipt of a BOLI death benefit.
The following table presents non-interest income by category for the three months ended September 30, 2007 and 2006:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$4,727	$4,620	107	2.3
Trust and asset management	2,904	2,442	462	18.9

Total wealth management	7,631	7,062	569	8.1

Mortgage banking	(3,122)	5,368	(8,490)	(158.2)
Service charges on deposit accounts	2,139	1,863	276	14.8
Gain on sales of premium finance receivables	—	272	(272)	(100.0)
Administrative services	980	1,115	(135)	(12.1)
Losses on available-for-sale securities, net	(76)	(57)	(19)	(32.9)
Other:
Fees from covered call options	56	279	(223)	(79.8)
Trading income – net cash settlement of swaps	—	7	(7)	(100.0)
Trading income (loss) – change in fair market value	120	(3)	123	N/M
Bank Owned Life Insurance	2,205	740	1,465	198.0
Miscellaneous	1,604	2,130	(526)	(24.7)

Total other	3,985	3,153	832	26.4

Total non-interest income	$11,537	$18,776	(7,239)	(38.6)

N/M = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.6 million in the third quarter of 2007, a $569,000 increase from the $7.1 million recorded in the third quarter of 2006. The Company anticipates continued growth of the wealth management platform throughout its banking locations.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended September 30, 2007, this revenue source totaled a loss of $3.1 million, a decrease of $8.5 million when compared to the third quarter of 2006. The decrease in mortgage banking revenue was comprised of $5.5 million for estimated losses related to recourse obligations on residential mortgage loans sold to investors, $1.2 million fair market value adjustment on residential mortgage loans held for sale, $450,000 for the change in the fair market value of MSRs and mortgage banking derivatives and $1.3 million due to lower mortgage banking revenues tied to lower origination volumes. Future growth of mortgage banking is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may continue to hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.1 million for the third quarter of 2007, an increase of $276,000, or 15%, when compared to the same quarter of 2006. This increase was primarily due to the overall larger household account base. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell premium finance receivables in the third quarter of 2007. Additionally, all clean-up calls on previous sales to an unrelated third party financial institution have been completed. This compares to $272,000 of recognized gains in the third quarter of 2006 on clean-up calls of previous sales. Sales of these receivables in future quarters are dependent upon core loan growth in relation to retail deposit growth and capital management.
The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the third quarter of 2007 and $1.1 million in the third quarter of 2006. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the third quarter of 2007 totaled $4.0 million compared to $3.2 million in the third quarter of 2006. The largest component of the increase in other income was a BOLI death benefit of $1.4 million received in the third quarter of 2007. Fees from certain covered call option transactions totaled $56,000 in the third quarter of 2007 compared to $279,000 in the same period of 2006. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the third quarter of 2007 was not conducive to entering into any material level of covered call option transactions.
For the nine months ended September 30, 2007, non-interest income totaled $52.1 million and decreased $19.7 million compared to the same period in 2006. The decrease was primarily attributable to the lower levels of trading income recognized on interest rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables, the gain recognized on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006 and the mortgage banking valuation adjustments in the third quarter of 2007, partially offset by higher BOLI income.
The following table presents non-interest income by category for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$14,882	$14,880	2	—
Trust and asset management	8,139	9,850	(1,711)	(17.4)

Total wealth management	23,021	24,730	(1,709)	(6.9)

Mortgage banking	9,095	16,339	(7,244)	(44.3)
Service charges on deposit accounts	6,098	5,307	791	14.9
Gain on sales of premium finance receivables	444	2,718	(2,274)	(83.7)
Administrative services	3,041	3,473	(432)	(12.4)
Gains (losses) on available-for-sale securities, net	163	(72)	235	(325.8)
Other:
Fees from covered call options	935	2,767	(1,832)	(66.2)
Trading income – net cash settlement of swaps	—	1,237	(1,237)	(100.0)
Trading income (loss) – change in fair market value	117	7,522	(7,405)	(98.4)
Bank Owned Life Insurance	4,006	2,046	1,960	95.8
Miscellaneous	5,200	5,727	(527)	(9.2)

Total other	10,258	19,299	(9,041)	(46.8)

Total non-interest income	$52,120	$71,794	(19,674)	(27.4)

Wealth management totaled $23.0 million in the first nine months of 2007, a $1.7 million decrease from the $24.7 million recorded in the first nine months of 2006. Excluding the impact of the $2.4 million gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, total wealth management revenue increased by $705,000 in the first nine months of 2007 compared to the first nine months of 2006.

For the first nine months of 2007, mortgage banking revenue totaled $9.1 million, a decrease of $7.2 million when compared to the first nine months of 2006. The 2007 results were hampered by the items described in the third quarter 2007 discussion above.
Service charges on deposit accounts totaled $6.1 million for the first nine months of 2007, an increase of $791,000, or 15%, when compared to the same period of 2006.
Wintrust did not sell premium finance receivables in the first nine months of 2007. However, as a result of the clean-up calls of previous sales to an unrelated third party financial institution, a net gain of $444,000 was recognized in the first nine months of 2007. This compares to $2.7 million of recognized gains in the first nine months of 2006 on sales of $303 million of receivables and clean-up calls.
The administrative services revenue contributed by Tricom added $3.0 million to total non-interest income in the first nine months of 2007 and $3.5 million in the first nine months of 2006. Competitive pricing pressures have hindered the revenue growth of this business in the past 12 months.
Other non-interest income for the first nine months of 2007 totaled $10.3 million compared to $19.3 million in the first nine months of 2006. The largest components of the decrease in other income were the decreases in income recognized on certain interest rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions offset by higher BOLI income. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $8.6 million in the first nine months of 2007 compared to a year ago. Fees from certain covered call option transactions totaled $935,000 in the first nine months of 2007 compared to $2.8 million in the same period of 2006. The increase in BOLI income was described in the third quarter 2007 discussion above.

NON-INTEREST EXPENSE
Non-interest expense for the third quarter of 2007 totaled $59.5 million and increased approximately $498,000, or 1%, from the third quarter 2006 total of $59.0 million. Wintrust added or expanded six locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended September 30, 2007 and 2006:

	Three Months Ended
	September 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$34,256	$34,583	(327)	(0.9)
Equipment	3,910	3,451	459	13.3
Occupancy, net	5,303	5,166	137	2.7
Data processing	2,645	2,404	241	10.0
Advertising and marketing	1,515	1,349	166	12.3
Professional fees	1,757	1,839	(82)	(4.4)
Amortization of other intangible assets	964	1,214	(250)	(20.6)
Other:
Commissions – 3rd party brokers	924	867	57	6.7
Postage	948	986	(38)	(3.8)
Stationery and supplies	741	746	(5)	(0.7)
FDIC insurance	1,067	258	809	313.6
Miscellaneous	5,457	6,126	(669)	(10.9)

Total other	9,137	8,983	154	1.7

Total non-interest expense	$59,487	$58,989	498	0.8

Salary and employee benefits expense decreased $327,000, primarily from lower variable pay to mortgage originators partially offset by increases in base compensation.
Equipment, occupancy, data processing and marketing expenses have all been directly impacted by the additional and expanded banking locations in the past 12 months. In the third quarter of 2007, equipment cost increased $459,000, or 13%, while occupancy cost increased $137,000, or 3%, over the third quarter of 2006. Additionally, data processing increased $241,000, or 10%, while advertising and marketing costs increased $166,000, or 12%. Advertising and marketing costs were impacted in the third quarter by the start-up costs related to the Company’s commercial lending initiatives.
Total other expenses increased $154,000 in the third quarter of 2007 compared to the third quarter of 2006. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. A component that increased by a substantial amount was FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007, increasing $809,000 over the third quarter of 2006. Other miscellaneous expense represents the largest collection of controllable daily operating expenses in the Company. This group of expenses has decreased $669,000, or 11%, in the third quarter of 2007 compared to the third quarter of 2006.
Total non-interest expense on a sequential quarter basis (when compared to the second quarter of 2007) decreased by $650,000, or 1%. Adjusting for a $281,000 increase in FDIC insurance, total non-interest expense would have decreased by $931,000 in the third quarter of 2007 compared to the second quarter of 2007. This is a direct reflection of the efforts being made to maintain expense control throughout the Company and lower levels of commissions paid to mortgage originators.

The following table presents non-interest expense by category for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended
	September 30,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$105,233	$101,412	3,821	3.8
Equipment	11,329	9,918	1,411	14.2
Occupancy, net	16,085	14,679	1,406	9.6
Data processing	7,699	6,288	1,411	22.4
Advertising and marketing	4,106	3,718	388	10.5
Professional fees	5,045	4,957	88	1.8
Amortization of other intangible assets	2,897	2,780	117	4.2
Other:
Commissions – 3rd party brokers	2,949	2,957	(8)	(0.3)
Postage	2,767	2,864	(97)	(3.4)
Stationery and supplies	2,310	2,325	(15)	(0.6)
FDIC Insurance	2,456	682	1,774	260.2
Miscellaneous	16,493	16,776	(283)	(1.7)

Total other	26,975	25,604	1,371	5.4

Total non-interest expense	$179,369	$169,356	10,013	5.9

Non-interest expense for the first nine months of 2007 totaled $179.4 million and increased approximately $10.0 million, or 6%, from the first nine months of 2006 total of $169.4 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006 and the new branch locations opened in the past 12 months. Wintrust added or expanded six locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations. The largest expense of the Company, salaries and employee benefits, increased less than 4% year over year.
Other expenses increased $1.4 million in the first nine months of 2007 compared to 2006. The $1.8 million increase in FDIC insurance premiums is directly responsible for this change. Excluding the increase in FDIC insurance, all operating expenses would have increased by only $8.2 million, or 5%.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2007	2006	2007	2006
Allowance for loan losses at beginning of period	$47,392	$44,596	$46,055	$40,283
Provision for credit losses	4,365	1,885	8,662	5,165
Allowance acquired in business combinations	—	—	—	3,852

Charge-offs:
Commercial and commercial real estate loans	2,239	715	4,929	2,793
Home equity loans	—	11	133	33
Residential real estate loans	—	49	147	81
Consumer and other loans	65	63	463	253
Premium finance receivables	625	925	1,760	1,948
Indirect consumer loans	247	223	527	395
Tricom finance receivables	102	25	152	25

Total charge-offs	3,278	2,011	8,111	5,528

Recoveries:
Commercial and commercial real estate loans	82	529	1,498	766
Home equity loans	—	—	60	22
Residential real estate loans	—	—	—	—
Consumer and other loans	37	53	100	136
Premium finance receivables	115	125	366	398
Indirect consumer loans	44	56	124	139
Tricom finance receivables	—	—	3	—

Total recoveries	278	763	2,151	1,461

Net charge-offs	(3,000)	(1,248)	(5,960)	(4,067)

Allowance for loan losses at period end	$48,757	$45,233	$48,757	$45,233

Allowance for unfunded loan commitments at period end	$457	$491	$457	$491

Allowance for credit losses at period end	$49,214	$45,724	$49,214	$45,724

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.21%	0.02%	0.11%	0.08%
Home equity loans	—	0.01	0.02	—
Residential real estate loans	—	0.05	0.06	0.03
Consumer and other loans	0.11	0.04	0.51	0.16
Premium finance receivables	0.16	0.32	0.15	0.22
Indirect consumer loans	0.32	0.28	0.22	0.15
Tricom finance receivables	1.30	0.25	0.59	0.08

Total loans, net of unearned income	0.17%	0.08%	0.12%	0.09%

Net charge-offs as a percentage of the provision for loan losses	68.72%	66.22%	68.81%	78.74%

Loans at period-end			$6,808,359	$6,330,612
Allowance for loan losses as a percentage of loans at period-end			0.72%	0.71%
Allowance for credit losses as a percentage of loans at period-end			0.72%	0.72%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	September 30,	December 31,	September 30,
(Dollars in thousands)	2007	2006	2006
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$85	$308	$970
Commercial, consumer and other	2,207	8,454	4,395
Premium finance receivables	7,204	4,306	4,618
Indirect consumer loans	279	297	462
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	9,775	13,365	10,445

Non-accrual loans:
Residential real estate and home equity (1)	4,465	1,738	2,458
Commercial, consumer and other	20,452	12,959	14,332
Premium finance receivables	11,400	8,112	6,352
Indirect consumer loans	592	376	741
Tricom finance receivables	174	324	349

Total non-accrual	37,083	23,509	24,232

Total non-performing loans:
Residential real estate and home equity (1)	4,550	2,046	3,428
Commercial, consumer and other	22,659	21,413	18,727
Premium finance receivables	18,604	12,418	10,970
Indirect consumer loans	871	673	1,203
Tricom finance receivables	174	324	349

Total non-performing loans	46,858	36,874	34,677

Other real estate owned	1,834	572	1,165

Total non-performing assets	$48,692	$37,446	$35,842

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.52%	0.23%	0.36%
Commercial, consumer and other	0.52	0.51	0.46
Premium finance receivables	1.44	1.07	1.04
Indirect consumer loans	0.34	0.27	0.49
Tricom finance receivables	0.52	0.74	0.86

Total non-performing loans	0.69%	0.57%	0.55%

Total non-performing assets as a percentage of total assets	0.51%	0.39%	0.38%

Allowance for loan losses as a percentage of non-performing loans	104.05%	124.90%	130.44%

(1)	Nonaccrual residential mortgage loans held for sale are excluded from the nonaccrual balances presented above. These balances totaled $2.2 million as of September 30, 2007. Residential mortgage loans held for sale are accounted for at lower of aggregate cost or fair value, with valuation changes included as adjustments to non-interest income.

The provision for credit losses totaled $4.4 million for the third quarter of 2007 and $1.9 million for the third quarter of 2006. For the quarter ended September 30, 2007, net charge-offs totaled $3.0 million, an increase from the $1.2 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.17% in the third quarter of 2007 and 0.08% in the third quarter of 2006. On a year-to-date basis, the provision for credit losses totaled $8.7 million for the first nine months of 2007 and $5.2 million for the first nine months of 2006. Net charge-offs totaled $6.0 million for the first nine months of 2007, an increase from the $4.1 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.12% in the first nine months of 2007 and 0.09% in the first nine months of 2006.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $4.6 million as of September 30, 2007. The balance increased $2.5 million from December 31, 2006 and increased $1.1 million from September 30, 2006. This category of non-performing loans consists of 14 individual credits representing ten home equity loans and four residential real estate loans. The average balance of loans in this category is approximately $325,000. On average, this is less than one residential real estate loan or home equity loan per chartered bank within the Company and the control and collection of these loans is very manageable. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $22.7 million as of September 30, 2007. The balance in this category increased $1.2 million from December 31, 2006 and increased $3.9 million from September 30, 2006. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of September 30, 2007 and 2006, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	September 30, 2007	September 30, 2006
Non-performing premium finance receivables	$18,604	$10,970
- as a percent of premium finance receivables outstanding	1.44%	1.04%

Net charge-offs of premium finance receivables	$510	$800
- annualized as a percent of average premium finance receivables	0.16%	0.32%

As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $871,000 at September 30, 2007, compared to $673,000 at December 31, 2006 and $1.2 million at September 30, 2006. The ratio of these non-performing loans to total indirect consumer loans was 0.34% at September 30, 2007 compared to 0.27% at December 31, 2006 and 0.49% at September 30, 2006. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.32% for the quarter ended September 30, 2007 compared to 0.28% in the same period in 2006. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of September 30, 2007, Wintrust operated a total of 78 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The unique collection and delinquency risks associated with premium finance receivables.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, October 22, 2007, regarding third quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #19131127. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations &  Conference Calls, Conference Calls, Third Quarter 2007 Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on October 22, 2007 and will run through 10:59 p.m. (Central Daylight Time) November 5, 2007, by calling (800) 642-1687 and entering Conference ID #19131127. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 6:00 a.m. (Central Daylight Time) on October 22, 2007.
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